Artisan Partners Asset Management Inc. Reports June 2023 Assets Under Management
Milwaukee, WI - July 12, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of June 30, 2023 totaled $143.0 billion. Artisan Funds and Artisan Global Funds accounted for $69.1 billion of total firm AUM, while separate accounts and other AUM1 accounted for $73.9 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of June 30, 2023 - ($ Millions)
Growth Team
Global Opportunities	$21,352
Global Discovery	1,459
U.S. Mid-Cap Growth	12,370
U.S. Small-Cap Growth	3,405
Global Equity Team
Global Equity	392
Non-U.S. Growth	13,360
Non-U.S. Small-Mid Growth	7,192
China Post-Venture	165
U.S. Value Team
Value Equity	3,804
U.S. Mid-Cap Value	2,833
Value Income	11
International Value Team
International Value	36,599
International Explorer	187
Global Value Team
Global Value	23,647
Select Equity	327
Sustainable Emerging Markets Team
Sustainable Emerging Markets	873
Credit Team
High Income	7,970
Credit Opportunities	182
Floating Rate	46
Developing World Team
Developing World	3,572
Antero Peak Group
Antero Peak	2,648
Antero Peak Hedge	481
EMsights Capital Group
Global Unconstrained	27
Emerging Markets Debt Opportunities	75
Emerging Markets Local Opportunities	12

Total Firm Assets Under Management ("AUM")	$142,989
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $56 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.